        EFC BANCORP, INC. ANNOUNCES FIRST QUARTER 2005 OPERATING RESULTS

         ELGIN, Ill., April 29/PRNewswire-FirstCall/--EFC Bancorp, Inc. (AMEX:
EFC-News; the "Company"), the holding company for EFS Bank (the "Bank"), reported net income for the three months ended March 31, 2005 of $1.4 million compared to $2.0 million for the comparable prior year period. For the three months ended March 31, 2005, basic and diluted earnings per share decreased to $0.32 and $0.30, respectively, from $0.46 and $0.43 for the comparable prior year period.

         Total assets at March 31, 2005 were $1.012 billion, which represents an increase of $8.0 million, or 0.80%, compared to $1.004 billion at December 31, 2004. The increase in total assets was primarily the result of an increase in net loans receivable of $11.3 million, or 1.4%, to $819.1 million at March 31, 2005 from $807.8 million at December 31, 2004. This increase was the result of increases of $8.2 million in multi-family loans, $7.8 million in construction and land loans, and $2.2 million in home equity loans, the effect of which was partially offset by a $3.8 million decrease in commercial business loans. In addition, investment securities increased $6.7 million, or 7.2%, to $99.5 million at March 31, 2005 from $92.8 million at December 31, 2004, and mortgage-back securities increased $1.1 million, or 11.6%, to $11.1 million at March 31, 2005 from $10.0 million at December 31, 2004. These increases were partially offset by decreases in cash and cash equivalents of $13.2 million, or 42.8% to $17.7 million at March 31, 2005 from $30.9 million at December 31, 2004 and real estate owned for development of $428,000, or 27.7% to $1.1 million at March 31, 2005 from $1.5 million at December 31, 2004. The loan growth was funded by increases in deposits and the reduction of cash and cash equivalents for the first three months ended March 31, 2005. Deposits increased $18.6 million, or 2.8%, to $689.6 million at March 31, 2005 from $671.0 million at December 31, 2004. Borrowed money, representing FHLB advances, decreased $17.0 million to $220.0 million at March 31, 2005 from $237.0 million at December 31, 2004.

         Stockholders' equity increased $577,000 to $86.1 million at March 31, 2004 from $85.5 million at December 31, 2004. The increase in stockholders' equity was primarily the result of the Company's net income for the three months ended March 31, 2005, which was partially offset by dividends paid and a decrease of $1.1 million in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. As of March 31, 2005, there were 4,788,513 shares of common stock outstanding, resulting in a book value of $17.98 per share.

         Net interest income before provision for loan losses increased by $248,000 or 4.1%, to $6.3 million for the three months ended March 31, 2005 as compared to the three months ended March 31, 2004. This increase is primarily due to an increase in the average interest-earning assets of $89.7 million or 10.4% for the three months ended March 31, 2005 as compared to the prior year period, the effect of which was partially offset by a decrease in average yield on interest-earning assets of 3 basis points for the three months ended March 31, 2005 from the comparable prior year period. The average yield on interest-earning assets decreased to 5.36% for the three months ended March 31, 2005 from 5.39% for the comparable prior year period. Average interest-bearing liabilities increased $84.4 million or 10.8% for the three months ended March 31, 2005 as compared to the prior year period. The average cost of interest-bearing liabilities increased 12 basis points to 2.89% for the three months ended March 31, 2005 from 2.77% for the three months ended March 31, 2004. The increase in cost of interest-bearing liabilities during the first quarter of 2005 was due to rising short-term interest rates during the last half of 2004 and early 2005. Interest rate spread decreased 15 basis points to 2.47% for the three months ended March 31, 2005 from 2.62% for the three months ended March 31, 2004. In addition, net interest margin also decreased 15 basis points to 2.74% for the three months ended March 31, 2005 from 2.89% for the three months ended March 31, 2004. Short-term interest rates have increased at a faster rate than long-term rates over the last several months, which has contributed to the reduction in the net interest margin. Management continues to monitor the net interest margin. The average yields, costs and spreads are reported on a tax equivalent basis.

         The provision for loan losses increased $70,000 to $220,000 for the three months ended March 31, 2005 as compared to the prior year period. The increase in the provision for loan losses is primarily due to an increase in commercial real estate and business loans and the inherent risk in the commercial loan portfolio. Commercial real estate and business loans increased $27.2 million and $12.7 million to $130.4 million and $35.6 million from March 31, 2004 to March 31, 2005, respectively.

         Noninterest income decreased $327,000, or 20.2%, to $1.3 million for the three months ended March 31, 2005 from the prior year period. The decrease is primarily due to decreases of $113,000 in gain on sale of property, $48,000 in gains on sale of securities, $180,000 in gains on sale of loans, $69,000 in insurance and brokerage commissions and $33,000 in revenues generated by Computer Dynamics Group, Inc. ("CDGI"). The decreases were partially offset by an increase of $161,000 in service fees. These fees increased primarily due to the growth in the number of deposit accounts. The gain on sale of property for the three months ended March 31, 2005 totaled $36,000 and is related to the sale of a single-family house located in a subdivision developed by the Bank's wholly-owned subsidiary EFS Service Corporation. In addition, the decrease in income generated by CDGI is largely due to a decrease in sales due to a weaker demand for CDGI's services.

         Noninterest expense increased by $711,000, or 15.0%, to $5.4 million for the three months ended March 31, 2005 over the comparable period in 2004. This increase is primarily due to increases of $469,000 in compensation and benefits, $73,000 in office building operations resulting from the costs related to a new branch office placed in service in September 2004, and $37,000 relating to professional audit and outsourced internal audit fees. The increase in these audit fees is directly related to the Company's compliance with Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ending December 31, 2005. The increase in compensation and benefits is primarily due to a combination of annual salary increases and the addition of staff. The additional staff is related to the new branch office opened in 2004 and the expansion of the commercial loan department.

         Income tax expense totaled $517,000 and $824,000 for the three months ended March 31, 2005 and 2004, respectively. The decrease in the provision for income tax was primarily the result of a decrease in pretax income of $859,000 to $1.9 million for the three months ended March 31, 2005 from $2.8 million for the comparable prior year period.

         On March 16, 2005, the Company announced a quarterly dividend $0.1625. Payment of the cash dividend was made on April 12, 2005 to shareholders of record on March 31, 2005.

         On April 28, 2005 the Company's stock price closed at $25.30 per share on the American Stock Exchange. The Company's dividend yield totaled 2.57%.

         EFC Bancorp, Inc. is a thrift holding company headquartered in Elgin, Illinois, with $1.0 billion in assets. Its primary subsidiary, EFS Bank, a state chartered financial institution, maintains nine full service offices in Elgin and surrounding communities. A tenth full service branch is planned for the fourth quarter of 2005 located in Sycamore, Illinois.

         For further information about the Company and the Bank visit them on the world wide web at www.efcbancorp.com and www.efsbank.com, respectively.

         EFC Bancorp, Inc. common stock is traded on the American Stock Exchange under the symbol "EFC".

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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


PRESS RELEASE DATA
------------------
EFC BANCORP, INC.
AND SUBSIDIARIES

Selected consolidated financial data,
     operating data and selected ratios (Unaudited)
===============================================================================================================================
                                                                                     March 31,     December 31,    December 31,
                                                                                       2005            2004            2003
-------------------------------------------------------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA (IN THOUSANDS):
  Total assets                                                                     $ 1,011,546       1,003,915         897,093
  Loans receivable, net                                                                819,126         807,834         716,884
  Investment securities available-for-sale                                              99,483          92,847          90,656
  Mortgage-backed securities available-for-sale                                         11,137           9,977          10,165
  Deposits                                                                             689,587         671,036         596,764
  FHLB Advances                                                                        220,000         237,000         204,700
  Stockholders' equity                                                                  86,112          85,535          78,404
  Non-performing assets                                                                  2,938           2,930           2,767
  Non-performing loans                                                                   2,938           2,930           2,767
  Allowance for loan losses                                                              4,716           4,496           3,755
-------------------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS:
  Total equity to total assets                                                            8.51%           8.52%           8.74%
  Allowance for loan losses as a % of nonperforming loans                               160.52%         153.45%         135.71%
  Allowance for loan losses as a % of loans, net                                          0.58%           0.56%           0.52%
  Book value per share                                                             $     17.98           18.03           17.07
  Market value per share                                                                 25.55           26.05           23.90
  Dividends per share (for the quarter ended)                                           0.1625          0.1625          0.1475
===============================================================================================================================

                                                                                                     Three months ended
                                                                                                          March 31,
                                                                                               --------------------------------
SELECTED CONSOLIDATED OPERATING DATA                                                                2005            2004
  (IN THOUSANDS, EXCEPT PER SHARE DATA):                                                       --------------------------------
  Interest income                                                                                    12,545          11,447
  Interest expense                                                                                    6,239           5,388
                                                                                               --------------------------------
    Net interest income before provision for loan losses                                              6,306           6,059
  Provision for loan losses                                                                             220             150
                                                                                               --------------------------------
    Net interest income after provision for loan losses                                               6,086           5,909
  Noninterest income                                                                                  1,290           1,616
  Noninterest expense                                                                                 5,447           4,737
                                                                                               --------------------------------
    Income before income tax expense and minority interest                                            1,929           2,788
  Income tax expense                                                                                    517             824
                                                                                               --------------------------------
    Income before minority interest                                                                   1,412           1,964
  Minority interest                                                                                       -               6
                                                                                               --------------------------------
    Net income                                                                                        1,412           1,970
                                                                                               ================================

  Earnings per share - basic                                                                           0.32            0.46
  Earnings per share - diluted                                                                         0.30            0.43
-------------------------------------------------------------------------------------------------------------------------------



                                                                                                      Three months ended
                                                                                                           March 31,
                                                                                               --------------------------------
                                                                                                    2005            2004
                                                                                               --------------------------------
SELECTED RATIOS:
  Return on average assets (1)                                                                        0.56%           0.86%
  Return on average equity (1)                                                                        6.55%           9.86%
  Noninterest expense to average total assets (1)                                                     2.15%           2.07%
  Efficiency ratio (3)                                                                                71.7%           61.7%

  Tax equivalent net interest margin:
  Interest income as stated                                                                       $ 12,545          11,447
  Add: Tax equivalent adjustment - investments (2)                                                     219             189
           Tax equivalent adjustment - loans (2)                                                       -               -
                                                                                                  --------         -------
  Tax equivalent interest income                                                                  $ 12,764          11,636
                                                                                                  ========         =======

  Net interest margin without tax adjustment (1)                                                      2.65%           2.81%
  Net interest margin - tax equivalent (1)(2)                                                         2.74%           2.89%
  Yield on interest-earning assets without tax adjustment (1)                                         5.27%           5.30%
  Yield on interest-earning assets  - tax equivalent (1)(2)                                           5.36%           5.39%
  Yield on interest-bearing liabilities (1)                                                           2.89%           2.77%
  Interest rate spread without tax adjustment (1)                                                     2.38%           2.53%
  Interest rate spread  - tax equivalent (1)(2)                                                       2.47%           2.62%


SELECTED CONSOLIDATED AVERAGE BALANCE DATA (IN THOUSANDS):
                                                                                                       Three months ended
                                                                                                            March 31,
                                                                                               --------------------------------
                                                                                                    2005            2004
                                                                                               --------------------------------

  Total assets                                                                                   $ 1,014,414         913,418
  Mortgage receivable, net                                                                           563,707         569,937
  Other loans, net                                                                                   250,345         154,678
  Total deposits                                                                                     631,056         577,985
  Borrowings                                                                                         232,000         200,700
  Stockholders' equity                                                                                86,274          79,912

  (1)    Annualized.
  (2) This adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 34.0%.
  (3) The efficiency ratio represents the ratio of noninterest expense divided by the sum of net interest income before provision of loan losses and noninterest income.